Exhibit 99.1

Contacts:

Transcept Pharmaceuticals, Inc. Michael Gill Director of Communications (510) 215-3575 mgill@transcept.com	The Ruth Group Investors / Media Stephanie Carrington / Jason Rando (646) 536-7017 / 7025 scarrington@theruthgroup.com jrando@theruthgroup.com

Transcept Pharmaceuticals Presents Data at SLEEP 2009 23rd Annual

Meeting of the Associated Professional Sleep Societies

Analyses of Efficacy and Absence of Rebound Effect in a Clinical Study of Intermezzo® (Zolpidem Tartrate

Sublingual Tablet 3.5 mg) to Treat Middle-of-the-Night (MOTN) Awakening on an As-Needed Basis

POINT RICHMOND, Calif., June 9, 2009 — Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT), a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience, announced today the presentation of data from a clinical study of Intermezzo® in two posters at the SLEEP 2009 23rd Annual Meeting of the Associated Professional Sleep Societies in Seattle, Washington. Intermezzo® is a sublingual low dose formulation of zolpidem currently under regulatory review by the U.S. Food and Drug Administration (FDA). If approved within the anticipated time frame, Intermezzo® will be the first commercially available sleep aid designed specifically for use as-needed in the middle of the night when patients awaken and have difficulty returning to sleep.

The first poster, titled “As-Needed Treatment of Insomnia Following MOTN Awakening: Clinical Efficacy of Low-Dose Zolpidem Tartrate Sublingual Tablet,” was presented on June 8, 2009 by Thomas Roth, Ph.D., Chief of Sleep Medicine, Henry Ford Hospital Sleep Disorders

and Research Center. The purpose of the study was to evaluate the efficacy of zolpidem tartrate sublingual tablet 3.5 mg (ZST) when taken on an as-needed (prn) basis during a one-month period of time for the treatment of middle-of-the-night (MOTN) awakenings followed by difficulty returning to sleep.

In the study, 295 adults (aged 18 to 64 years) with insomnia characterized by MOTN awakenings and difficulty returning to sleep were randomized to receive four weeks of double-blind treatment with either ZST or placebo. Study medication was to be taken only when needed (prn) at the time of awakening with difficulty returning to sleep. The study included a two-week, single-blinded, placebo screening period. An interactive voice response system (IVRS) was utilized for patient data collection. Results indicated that, compared to placebo, ZST significantly reduced latency to sleep onset after MOTN awakenings and improved sleep quality and next-day alertness ratings throughout the treatment period. Furthermore, ZST improved the post-MOTN sleep maintenance parameters of wake after sleep onset and number of awakenings versus placebo. The 3.5 mg zolpidem tartrate sublingual tablet was well tolerated and no safety issues were identified.

The second poster, titled “Absence of Rebound Effects with Low-Dose Zolpidem Tartrate Sublingual Tablet 3.5 mg As-Needed Use: Preliminary Analysis,” was presented on June 8, 2009 by Russell Rosenberg, Ph.D., Founder and Director of NeuroTrials Research and the Atlanta School of Sleep Medicine. This poster presents the results of post hoc analyses to evaluate whether rebound effects occurred in the study described above. Rebound is typically defined as the effect after a medication is discontinued, when the symptoms being treated by that medication return with severity greater than before the medication was first taken. The intent of this analysis was to assess whether ZST taken only when needed (prn) after a middle of the night awakening would result in rebound insomnia on nights when the medication was not taken. The analysis evaluated the sleep characteristics on non-dosing nights and average weekly tablet use.

On nights when medication was not taken, no rebound effects were seen, as determined by total sleep time, sleep latency at the beginning of the night and sleep quality. In the study, 65 percent of the patients did not take medication nightly and there was no evidence of increased utilization of drug over the four week treatment period.

Glenn A. Oclassen, President and Chief Executive Officer of Transcept Pharmaceuticals, commented, “The posters presented by Drs. Roth and Rosenberg reflect the growing awareness among clinicians that middle of the night awakening with difficulty returning to sleep is an important insomnia concern. We are honored to have the opportunity to collaborate with these highly regarded researchers.”

About Transcept Pharmaceuticals

Transcept Pharmaceuticals is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. On January 30, 2009, Transcept completed a merger with Novacea, Inc. As part of the transaction, Novacea changed its name to “Transcept Pharmaceuticals, Inc.” and its NASDAQ ticker symbol to “TSPT.” The combined company resources resulting from the merger are expected to enable Transcept to successfully commercialize its lead product candidate, Intermezzo®. If approved within the anticipated time frame, Intermezzo® will be the first commercially available sleep aid designed specifically for use in the middle of the night when patients awaken and have difficulty returning to sleep. Intermezzo® Phase 3 clinical trials have been completed and, on September 30, 2008, Transcept submitted a New Drug Application (NDA) for Intermezzo® to the U.S. Food and Drug Administration (FDA), which was accepted for filing on December 15, 2008. The FDA has assigned a Prescription Drug User Fee Act (PDUFA) date of July 30, 2009 to the Intermezzo® NDA.

For further information, please visit the company’s website at: www.transcept.com.

Forward Looking Statements

This press release contains forward looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Transcept disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, the ability of merger proceeds to be sufficient to successfully commercialize Intermezzo® and the potential for Intermezzo® to receive timely FDA approval to be the first commercially available sleep aid specifically designed for use in the middle of the night and the expected benefits of Transcept product candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, a significant delay in FDA approval of Intermezzo®; unanticipated additional expenses in connection with the commercialization of Intermezzo®; Transcept product candidates may have unexpected adverse side effects or inadequate therapeutic efficacy; positive results in clinical trials may not be sufficient to obtain FDA approval; physician or patient reluctance to use Intermezzo®, if approved; potential alternative therapies; maintaining adequate patent or trade secret protection without violating the intellectual property rights of others; and other difficulties or delays in, clinical development, obtaining regulatory approval, market acceptance and commercialization of Transcept product candidates.